NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION FROM INFINITY, INC., PLEASE CONTACT:
STANTON E. ROSS, PRESIDENT/CEO
(620) 431-6200
JAMES W. DEAN, VICE PRESIDENT, STRATEGIC & CORPORATE DEVELOPMENT
(720) 932-7800
WWW.INFINITY-RES.COM

  INFINITY, INC. ANNOUNCES CLOSING OF $5.2 MILLION PRIVATE PLACEMENT OF COMMON
                    STOCK AND PROVIDES AN OPERATIONAL UPDATE

DENVER and CHANUTE, Kan. - (PR Newswire) - November 16, 2004 - Infinity, Inc. (NASDAQ: IFNY) today announced that it has closed a $5.2 million private placement of common stock. The Company also provided an update of its exploration and production and oilfield service operations.

PRIVATE PLACEMENT TRANSACTION

The private placement consisted of the sale of 1,027,000 shares of common stock to certain institutional investors at a price of $5.10 per share with net proceeds, after commissions and legal and other expenses, of approximately $4.9 million. The Company intends to use the net proceeds for the exploration and development of oil and gas properties, the repayment of debt and for general corporate purposes. The Company engaged C.K. Cooper & Company as lead placement agent and Northeast Securities, Inc. as co-placement agent for the transaction.

"We are pleased with the interest Infinity received from a variety of new and existing institutional investors in this private placement," stated Stanton E. Ross, President and Chief Executive Officer of Infinity, Inc. "In addition to the strong cash flow from operations and other sources, this additional capital infusion positions the Company well to keep up the active pace of its near-term exploration and development plans."

The shares sold in the private placement are not registered under the Securities Act of 1933, as amended, and may not be reoffered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the SEC covering resales of the shares sold in the private placement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

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OPERATIONAL UPDATE

Exploration and Production Operations

Third Quarter Production and Fourth Quarter Production Guidance - Infinity Oil & Gas of Wyoming, Inc. ("Infinity-Wyoming") produced 317 million cubic feet of gas equivalent ("MMcfe") during the third quarter of 2004 as compared to 316 MMcfe produced in the second quarter of 2004 and in line with the previously announced guidance range of 310 MMcfe to 320 MMcfe. Approximately 4 MMcfe produced during the third quarter of 2004 was attributable to two newly-drilled wells (50% owned) brought on line during the quarter discussed below. The slightly higher third quarter production as compared to the second quarter was due to partial quarter production from new wells brought on line during the third quarter of 2004, mostly offset by natural production declines in producing wells.

Based on data from current producing wells, production is expected to range between 280 MMcfe and 300 MMcfe, or 3.0 MMcfe to 3.3 MMcfe per day, during the fourth quarter of 2004. The expected decline in production during the fourth quarter as compared to the third quarter is due to natural production declines in producing wells and does not reflect any incremental production that could come from new wells drilled, completed and brought on line during the fourth quarter.

Fort Worth Basin / Barnett Shale Prospect - As previously announced in October 2004, Infinity Oil and Gas of Texas, Inc. ("Infinity-Texas") spudded the first of four pilot wells planned to be drilled at its Fort Worth Basin prospect in Erath County, Texas. The #1 IOGT Traylor was drilled to a true vertical depth of approximately 4,700 feet with a horizontal lateral of approximately 1,550 feet. Mud and electric logs indicated the presence of natural gas and pay thickness of approximately 170 feet in the Barnett Shale formation. Based on the potential pay thickness and natural gas shows encountered in the drilling of the initial well, the second well of the four well pilot program was spud on November 6, 2004. Completion work on the initial well is expected to commence during the next 90 days and the Company continues to plan to drill two additional pilot wells as previously announced.

Sand Wash Basin Prospect - Infinity-Wyoming has commenced drilling a horizontal fractured Niobrara oil well at its Sand Wash Basin prospect, with related completion efforts anticipated in December 2004. This well would entail an approximate 6,000-foot vertical well bore and an approximate 1,500-foot horizontal lateral. The well location is currently classified as proved undeveloped and offsets wells that have cumulatively produced an average of approximately 220,000 barrels of oil for other operators. In addition, during the second quarter of 2004, Infinity-Wyoming performed remediation and completion work on two wells at the original four-well coalbed methane pilot in the southern portion of Infinity-Wyoming's Sand Wash Basin prospect. The two wells continue to dewater and if gas production commences, the wells will be temporarily shut-in pending development plans.


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Wamsutter Arch Pipeline Project - During the remainder of 2004, Infinity-Wyoming plans to focus its efforts at Pipeline on drilling three additional 100% operated wells on proved undeveloped locations and optimizing production from existing wells. Management estimates that, based on its current land position, which could be expanded in the future, and technical work conducted to date, it may have 20 to 25 remaining drilling locations at the Pipeline project, eight of which are proved undeveloped locations including the three wells discussed above. During the third quarter, Infinity-Wyoming completed its Black Bear #1 and DeBrugge #1 wells, which were drilled in June and July 2004. Initial daily production from the two wells was approximately 450 Mcfe gross gas equivalent production (and approximately 175 Mcfe net gas equivalent production to Infinity-Wyoming's interest). The Company operates both wells with a 50% working interest (a net of one well).

Piceance Basin Prospect - Infinity-Wyoming expects to begin drilling a pilot wireline coring well at its Piceance Basin prospect within the next week, with related core analysis expected during December 2004. The purpose of the coring well is to: (i) gain an estimate of the gas content and the permeability, porosity, water content and other technical characteristics of the coals and
(ii) to accomplish the drilling of one of the five wells required by November 2005 to hold the acreage for an additional five years. The Company is encouraged by the projected thickness of the Williams Fork and Iles coals which underlie the acreage (averaging 100 feet and ranging from 50 to 200 feet in thickness). Assuming encouraging technical data regarding the coals, Infinity-Wyoming plans to drill the remaining required four pilot wells in the second half of 2005.

Labarge Project - Infinity-Wyoming recently completed the Thompson #6-2 well, a well which was spud in late 2002 but was never completed. The well was completed into ten coal seams and is currently producing 30 Mcf of gas per day and 120 barrels of water per day. Infinity-Wyoming continues to dewater this and three other wells at Labarge that were partially completed during 2004. During the remainder of 2004 and into early 2005, Infinity-Wyoming expects to continue to perform completion and/or recompletion operations on at least one additional well bore at Labarge. The results of such work and previous work will help determine the pace, extent and location of the drilling of Mesaverde coal wells in 2005 at Labarge.


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The environmental impact study (the "EIS") required by the Bureau of Land
Management to be completed on much of the Labarge acreage prior to continued development is expected to be completed in 2005, prior to the allowable drilling season at Labarge which commences in the third quarter. The EIS requirement has materially limited Infinity-Wyoming's ability to fully explore and develop the coalbed methane resource base in place at Labarge over the past two plus years but upon its completion, Infinity-Wyoming will have the ability to pursue development across all of its acreage at Labarge.

In addition to the above coalbed methane-related plans, during the remainder of 2004 or early in 2005, subject to rig availability, Infinity-Wyoming also plans to focus its efforts at Labarge on drilling a deeper test well to the Frontier gas formation. The Frontier formation that ranges between 7,500 and 9,500 feet and is producing from wells in the vicinity.

Nicaragua Prospect - Infinity, which has been awarded concessions for the development of 24 blocks consisting of approximately 1.4 million acres offshore Nicaragua, has negotiated what management believes to be the final terms of the lease and development plans with the government of Nicaragua. Management believes that it will complete the exploration and production agreement during the fourth quarter of 2004. Upon execution, Infinity will acquire the 1998 seismic study conducted by the Nicaraguan government on Infinity's 1.4 million acre offshore concession (in the Caribbean Sea) and will reprocess the seismic, to determine the presence and location of potential hydrocarbon-bearing structures. Infinity has received inquiries by larger oil and gas producers and capital providers with respect to partnering up in Nicaragua and will continue to evaluate these inquiries and a number of alternatives as to its ultimate exploration and development plans for Nicaragua.

Oilfield Services Operations

Consolidated Oil Well Services, Inc. ("Consolidated") performed 1,448 cementing, acidizing and fracturing jobs during the third quarter, a 24% increase over the 1,166 cementing, acidizing and fracturing jobs in the prior year period. The increase in jobs performed was due to an additional 318 cement jobs (59% increase), and 113 acidizing jobs (44% increase), offset by 149 less fracturing jobs (40% decrease).


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For the first nine months of 2004, Consolidated performed 3,169 cementing, acidizing and fracturing jobs, a 15% increase over the 2,745 cementing, acidizing and fracturing jobs in the prior-year period. The increase in jobs performed was due to an additional 700 cement jobs (57% increase), and 13 acidizing jobs (2% increase), offset by 289 less fracturing jobs (35% decrease).

Management anticipates total revenue of between $3.0 million and $4.0 million during the fourth quarter of 2004 to bring total oilfield service revenue for 2004 into a range of $13.3 million to $14.3 million, as compared to the previously announced guidance range of $12.5 million to $14.0 million. Total revenue and margins have increased in the second half of 2004 due to: (i) a rate (price) increase in mid-June 2004 throughout the Mid-Continent operations; (ii) the acquisition of Blue Star Acid Services operations in late April 2004; (iii) increased utilization of equipment and personnel; and (iv) an unanticipated increase in the number of jobs related to oil wells due to historically high oil prices.

MANAGEMENT COMMENTS

Ross continued: "We are excited to have commenced our diverse drilling program and we look forward to growing our production and reserve bases over the next few months. We believe we have assembled an exciting portfolio of projects in the Rocky Mountain region and in Texas, as well as Nicaragua, and we look forward to reporting developments on each as they materialize."

Ross concluded: "We also remain very pleased with our oilfield service operations, as Consolidated appears to be on track to exceed last year's results and to exceed previous guidance, in spite of the recent partial asset sale."

ABOUT INFINITY, INC.

Infinity, Inc., through its wholly-owned subsidiaries Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The Company's current operations are principally focused on the development and expansion of its producing Wamsutter Arch (Pipeline) project and emerging Labarge coal bed methane project, both of which are located in the Greater Green River Basin in southwest Wyoming. Infinity Oil & Gas of Wyoming also holds exploration and development rights in the Sand Wash and Piceance Basins principally in northwest Colorado. Infinity Oil and Gas of Texas holds leaseholds in the Fort Worth Basin of Texas. Infinity, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region. The Company's common stock is listed on the NASDAQ National Market under the symbol "IFNY."


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FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "plan," "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include statements regarding the timing and extent of completion and drilling activity, anticipated oilfield service revenue and margin, and capital needs. Factors that could cause or contribute to such differences include, but are not limited to, operating problems, the results of drilling, the availability of third party financing on acceptable terms at the times required, decreases in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing and costs of development activities, operating risks, liquidity and capital requirements, the effects of governmental regulation, dependence upon the availability of third-party vendor services and equipment, timely regulatory approval of applications for permits to drill, continued acceptance of the company's oil field services in their marketplace, weather conditions at oilfield service jobs, costs of supplies and services used by the Company in its businesses, and other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's periodic reports filed with the Securities and Exchange Commission. In addition, Infinity's ability to complete its planned activities during 2004 is dependent on market conditions and the availability and timing of additional external financing, including conventional bank financing, asset sales, the forward sale of oil and gas production, joint ventures or joint interest partners, or through the sale of securities in the public or private equity or debt markets, on acceptable terms.

You can find the Company's filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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